UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 11, 2019

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code)	(773) 304-5050

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $1.00 par value	LAWS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Definitive Material Agreement

On October 11, 2019, Lawson Products, Inc. ("Lawson" or "the Company") and its subsidiaries entered into a credit agreement (the "Credit Agreement") with J.P. Morgan Chase Bank, N.A. as administrative agent, and including CIBC Bank USA and Bank of America, N.A. as other lenders. The new Credit Agreement matures on October 11, 2024 and provides for $100 million of revolving commitments. The Credit Agreement allows borrowing capacity to increase to $150 million subject to meeting certain criteria and additional commitments from its lenders.

The Company will utilize the Credit Agreement to fund working capital requirements, acquisitions and its organic growth strategy. On the date of closing the Company paid off its existing debt to CIBC Bank USA and BMO Bank of Montreal.

The Credit Agreement consists of borrowings as Alternate Base Rate ("ABR") loans, Canadian Prime Rate loans, Eurodollar loans, and Canadian Dollar Offered Rate ("CDOR") loans as the Company requests. The applicable interest rate spread is determined by the type of borrowing used and the Total Net Leverage Ratio as of the most recent fiscal quarter. The commitment fee rates associated with unused funds will be determined by the Total Net Leverage Ratio as of the most recent fiscal quarter. The interest rates spreads and commitment fee rates are shown in the table below:

Total Net Leverage Ratio	Commitment ABR and Canadian Prime Rate Spread	Commitment Eurodollar/CDOR Rate Spread	Commitment Fee Rate
Category 1 > 3.25 to 1.00	1.50%	2.50%	0.30%
Category 2 < 3.25 to 1.00 but > 2.50 to 1.00	1.00%	2.00%	0.30%
Category 3 < 2.50 to 1.00 but > 1.75 to 1.00	0.50%	1.50%	0.25%
Category 4 < 1.75 to 1.00 but > 1.00 to 1.00	0.25%	1.25%	0.20%
Category 5 < 1.00 to 1.00	0.00%	1.00%	0.15%

The covenants associated with the Credit Agreement restrict the ability of the Company to, among other things: incur additional indebtedness and liens, make certain investments, merge or consolidate, engage in certain transactions such as the disposition of assets and sales-leaseback transactions, and make certain restricted cash payments such as dividends in excess of defined amounts contained within the Credit Agreement. In addition to these items and other customary terms and conditions, the Credit Agreement requires the Company to comply with certain financial covenants as follows:

a.
The Company is required to maintain an EBITDA to Fixed Charge Coverage Ratio of at least 1.15 to 1.00 for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter; and

b.
The Company is required to maintain a Total Net Leverage Ratio of no more than 3.25 to 1.00 on the last day of any fiscal quarter. The maximum Total Net Leverage Ratio will be allowed to increase to 3.75 to 1.00 after certain permitted acquisitions.

The Credit Agreement also includes events of default for, among others, non-payment of obligations under the Credit Agreement, change of control, cross default to other indebtedness in an aggregate amount in excess of $5 million, failure to comply with covenants, and insolvency.

The Company and its subsidiaries also entered into a Pledge and Security Agreement providing the lenders with a security interest in substantially all of the Company's and its subsidiaries assets.

The description of the terms of the Credit Agreement above is qualified in its entirety by reference to the full text of the Credit Agreement which is incorporated by reference to this Current Report on Form 8-K as Exhibit 10.1.

Item 1.02 Termination of Material Definitive Agreement

On October 11, 2019, the Company repaid all outstanding borrowings and terminated its Loan and Security Agreement dated August 8, 2012, with CIBC Bank USA.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the credit agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement dated October 11, 2019 by and among Lawson Products, Inc. and certain of its subsidiaries, the lenders party thereto, and J.P. Morgan Chase Bank, N.A. as administrative agent.

99.1	Press release dated October 14, 2019 announcing the Credit Agreement

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Date:	October 16, 2019	By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Executive Vice President, Chief Financial Officer, Treasurer and Controller

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement Dated October 11, 2019
99.1	Press Release Dated October 14, 2019 Announcing Credit Agreement